IZEA Reports Record Quarterly Revenues of $10.3 Million with
Positive Net Income and Adjusted EBITDA
ORLANDO, FL (March 30, 2022) - IZEA Worldwide, Inc. (NASDAQ: IZEA), the premier provider of influencer marketing technology, data, and services for the world’s leading brands, reported its financial and operational results for the fourth quarter ended December 31, 2021.
Q4 2021 Financial Summary Compared to Q4 2020
•Total revenue increased 62% to an all-time record of $10.3 million compared to $6.4 million.
•Managed Services revenue increased 69% to $9.9 million, compared to $5.8 million.
•SaaS Services revenue decreased 17% to $0.4 million, compared to $0.5 million.
•Total costs and expenses increased 37% to $10.3 million, compared to $7.5 million.
•Net income was $0.3 million compared to a net loss of $1.1 million.
•Adjusted EBITDA* increased to $0.5 million, compared to $(0.5) million.
Q4 2021 Operational Highlights
•Managed Services bookings reached an all-time quarterly record of $10.6 million; bookings for 2021 were $39.5 million.
•Hit all-time record count of customers licensing IZEA SaaS products, up 81% year over year.
•Ranked as a 2021 Best Company for Work-Life Balance by Comparably.
•IZEA Founder Ted Murphy Named a 2021 Best CEO by Comparably.
•Ended year with $75.4 million in cash, $7.6 million in receivables, and zero long term debt.
* Adjusted EBITDA is a non-GAAP financial measure. Refer to the definition and reconciliation of this measure under “Use of Key Metrics and Non-GAAP Financial Measures.”
Management Commentary
“This is the first time we have crossed the $10 million quarterly revenue milestone, and a tremendous achievement for team IZEA,” said Ted Murphy, IZEA’s Chairman and CEO. “It has taken several quarters for the leap in bookings we saw early last year to be reflected in revenue and earnings, but our consistent growth and sales momentum is beginning to flow through our financial statements as we deliver against the contracts we have been awarded.”
“On our Q1 2021 investor call I shared that our goal was to deliver at least 30% annual revenue growth per year for each of the next three years, or a 30% compound annual growth rate,” continued Murphy. “We far exceeded that target in 2021, with annual revenue growth of 67% compared to 2020. We are nearly a full year ahead on our revenue growth plan, and as a result we were able to deliver a profitable Q4. The success of 2021 has raised the bar and caused us to increase our outlook. Despite the significantly tougher comparison and higher baseline, we are still targeting 30% annual revenue growth in 2022. This target is aligned with our goal to continue gaining share in the influencer marketing industry, which eMarketer predicts will grow by 11% in the U.S. in 2022.”
“While there are significant global financial and political factors we must continue to monitor, we believe IZEA is well positioned to deliver on our revenue growth goals this year given the strong bookings throughout last year and record-breaking quarterly bookings to start 2022,” stated Murphy. “Unearned revenue at year end was $11.3 million, up 71% from $6.6 million at the end of 2020. The unearned revenue from 2021 should be recognized over the coming quarters in 2022.”
“We will continue making investments in sales, marketing, and technology in 2022 in order to support this aggressive growth target this year and beyond,” continued Murphy. “IZEA has a strong balance sheet to support these investments, and our priority will remain on expansion of our client base both domestically and abroad. The company has already bolstered its efforts in Canada and established team in China, with additional geographic development efforts underway.”
Q4 2021 Financial Results
The financial information presented here and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 reflects adjustments to certain liabilities, associated costs, and revenues derived from such costs. While such adjustments taken together for the entire year of 2020, and in each of the periods in 2021, are not material and only required revision, the previously issued interim financial statements included in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020, and September 30, 2020 (collectively, the "Restated Periods") required restatement.
The adjustments do not impact the total of revenues to be recognized, only the timing of such recognition. The aggregate adjustments reduced revenues by $362,348, or less than 2 percent, for the year ended December 31, 2020, and the total impact of the adjustments on 2021 revenues was positive by $157,074 or 0.4%. All comparisons presented herein are on an as-adjusted basis.
Total revenue in the fourth quarter of 2021 increased 62% to $10.3 million, compared to $6.4 million in the fourth quarter of 2020, with revenue from Managed Services increasing by $4.0 million, or 69%, to $9.9 million in the fourth quarter of 2021 compared to the fourth quarter of 2020 and revenue from SaaS Services decreasing by $89,447, or 17%, to $449,125 in the fourth quarter of 2021 compared to the fourth quarter of 2020.
Revenue from Managed Services improved on the strength of steady prior quarter bookings growth and an increase in completed campaigns during the quarter; demand for Managed Services continues to increase as many customers are shifting more of their marketing spend to influencer marketing campaigns.
Revenue from SaaS Services decreased primarily due to lower license fees and lower margins on self-service marketplace spending. Licensee counts on all platforms have shown growth; however average license fees are lower due to competitive changes we implemented in the summer of 2020 in response to COVID-related churn. We also lowered our pricing on selected self-service offerings during the third quarter of 2020, which impacted subsequent quarter margins on marketplace spending. Gross billings (a key metric, as defined below) for SaaS Services decreased 44% to $1.2 million in Q4 2021, compared to $2.2 million in Q4 2020. Certain SaaS marketers dropped their spend levels as they transitioned from the TapInfluence platform to IZEAx and curtailed spending throughout 2020.
Cost of revenue exclusive of amortization was $4.8 million in Q4 2021, or 46% of revenue, compared to $2.8 millions, or 44% in the prior-year quarter, higher primarily due to a heavier mix of larger deals that carry lower overall margins. Costs and expenses other than the cost of revenue totaled $5.5 million for the current quarter, $0.8 million or 17% above the comparative quarter. Sales and marketing costs were $2.2 million during the quarter, $0.3 million or 18% above the comparative quarter due primarily to sales compensation, which varies with higher bookings and marketing costs associated with driving customer growth. General and administrative costs totaled $3.2 million during the quarter, $0.7 million or 30% above the prior-year quarter, due primarily to higher compensation and contractor costs to support operations and IT investments.
Net income in the fourth quarter of 2021 was $0.3 million, or $0.01 per share, as compared to a net loss of $1.1 million, or $(0.02) per share in the fourth quarter of 2020, based on 62.0 million and 50.1 million average shares outstanding, respectively.
Adjusted EBITDA (as defined below, a non-GAAP measure management uses as a proxy for operating cash flow) totaled $0.5 million in the fourth quarter of 2021, compared with $(0.5) million in the comparative period, increasing $1.1 million due primarily to higher net income and lower depreciation expense in the latter period. Adjusted EBITDA as a percentage of revenue in the fourth quarter of 2021 was 5% compared to (8)% in the fourth quarter of 2020.
As of December 31, 2021, our cash balance was $75.4 million. The Company has no long-term debt.
Conference Call
IZEA will hold a conference call to discuss its fourth quarter 2021 results on Wednesday, March 30, 2022, at 5:00 p.m. EDT. IZEA's Chairman and CEO Ted Murphy, CFO Peter Biere, and COO Ryan Schram will host the call, followed by a question and answer period.
Date: Wednesday, March 30, 2022
Time: 5:00 p.m. EDT
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471
Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. A call replay will be available after 8:00 p.m. EDT on the same day through Tuesday, April 6, 2022, at 11:59 p.m. EDT.
Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13727885

About IZEA Worldwide, Inc.
IZEA Worldwide, Inc. (“IZEA”) is a marketing technology company providing software and professional services that enable brands to collaborate and transact with the full spectrum of today’s top social influencers and content creators. The company serves as a champion for the growing Creator Economy, enabling individuals to monetize their content, creativity, and influence. IZEA launched the industry’s first-ever influencer marketing platform in 2006 and has since facilitated nearly 4 million transactions between online buyers and sellers. Leading brands and agencies partner with IZEA to increase digital engagement, diversify brand voice, scale content production, and drive measurable return on investment.
Use of Key Metrics and Non-GAAP Financial Measures
We define gross billings, a key metric, as the total dollar value of the amounts earned from our customers for the services we performed or the amounts billed to our customers for their self-service purchase of goods and services on our platforms. Gross billings for Marketplace Spend are the amounts of our reported revenue plus the cost of payments we made to third-party creators providing the content or sponsorship services, which are netted against revenue for generally accepted accounting principles in the United States (“GAAP”) reporting purposes. Gross billings for all other revenue types equals the revenue reported in our consolidated statements of operations.
Managed Services bookings measure all sales orders received during a period less cancellations received or refunds given during the same period. Sales order contracts vary in complexity with each customer and range from custom content delivery to integrated marketing services; our contracts generally run from several months for smaller contracts to twelve months for larger contracts. We recognize revenue from our Managed Services contracts based on a percentage of completion basis as we deliver the content or services over time, which can vary greatly from a few weeks to a year. Historically, bookings have converted to revenues over six months on average. However, since late 2020, we have received increasingly larger and more complex sales orders, which, in turn, has lengthened the average revenue period to approximately nine months, with the largest contracts taking longer to complete. For this reason, Managed Services bookings, while an overall indicator of the health of our business, may not be used to predict quarterly revenues and could be subject to future adjustment.
Managed Services bookings is useful information as they reflect the amount of orders received in one period, even though revenue may be reflected over time. Management uses the Managed Services bookings metric to plan its operating staff, identify key customer group trends, enlighten go-to-market activities, and inform its product development efforts.
"Adjusted EBITDA" is a non-GAAP financial measure under the Securities and Exchange Commission rules. EBITDA is commonly defined as "earnings before interest, taxes, depreciation, and amortization." IZEA defines “Adjusted EBITDA” as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock-based compensation, gain or loss on asset disposals or impairment, and certain other unusual or non-cash income and expense items such as gains or losses on settlement of liabilities and exchanges, and changes in the fair value of derivatives, if applicable.
We believe that Adjusted EBITDA provides useful information to investors as it primarily excludes non-cash transactions, and it provides consistency to facilitate period-to-period comparisons.
All companies do not calculate gross billings, bookings, and Adjusted EBITDA in the same manner. These metrics, as presented by IZEA, may not be comparable to those presented by other companies. Moreover, these metrics have limitations as analytical tools. You should not consider them in isolation or as a substitute for an analysis of our results of operations as reported under GAAP. A reconciliation of GAAP to non-GAAP results is presented in the financial tables included in this press release.
Safe Harbor Statement
All statements in this release that are not based on historical fact are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “may,” “will,” “would,” “could,” “should,” “expect,” “anticipate,” “hope,” “estimate,” “believe,” “intend,” "likely," "projects," “plans,” "pursue," "strategy," "goal" or "future," or the negative of these words or other words or expressions of similar meaning. Examples of forward-looking statements include, among others, statements we make regarding our goals for revenue growth in future periods, performance under customer contracts, expectations of operating results that remain subject to completion of financial closing procedures, IZEA’s ability to increase revenue and bookings, growth or maintenance of customer relationships, and expectations concerning industry trends or IZEA’s business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including, among others, the following: competitive conditions in the content and social sponsorship segment in which IZEA operates; failure to popularize one or more of the marketplace platforms of IZEA; our ability to establish and maintain effective disclosure controls and procedures and internal control over financial reporting; our ability to satisfy the requirements for continued listing of our common stock on the Nasdaq Capital Market; changing economic conditions that are less favorable than expected; and other risks and uncertainties described in IZEA’s periodic reports filed with the Securities and Exchange

Commission. The forward-looking statements made in this release speak only as of the date of this release, and IZEA assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.
Press Contact
Martin Smith
IZEA Worldwide, Inc.
Phone: 407-674-6911
Email: ir@izea.com

IZEA Worldwide, Inc.
Consolidated Balance Sheets

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$75,433,295	$33,045,225
Accounts receivable, net	7,599,103	5,207,205
Prepaid expenses	2,257,382	226,559
Other current assets	100,522	74,467
Total current assets	85,390,302	38,553,456

Property and equipment, net	155,185	230,918
Goodwill	4,016,722	4,016,722
Intangible assets, net	213,263	505,556
Software development costs, net	1,019,600	1,472,684
Security deposits	—	—
Total assets	$90,795,072	$44,779,336

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,086,892	$2,310,974
Accrued expenses	2,502,882	1,924,973
Contract liabilities	11,338,095	6,634,870
Current portion of notes payable	—	1,477,139
Lease liability	—	—
Total current liabilities	15,927,869	12,347,956

Finance obligation, less current portion	10,420	43,808
Notes payable, less current portion	31,648	459,383
Total liabilities	15,969,937	12,851,147

Commitments and Contingencies	—	—

Stockholders’ equity:
Preferred stock; $.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $.0001 par value; 200,000,000 shares authorized; 62,044,883 and 50,050,167, respectively, issued, and outstanding	6,205	5,005
Additional paid-in capital	148,452,498	102,416,131
Accumulated deficit	(73,633,568)	(70,492,947)
Total stockholders’ equity	74,825,135	31,928,189

Total liabilities and stockholders’ equity	$90,795,072	$44,779,336

IZEA Worldwide, Inc.
Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Revenue	$10,343,386	$6,385,361	$30,022,377	$17,967,207

Costs and expenses:
Cost of revenue	4,772,832	2,779,258	14,461,702	7,896,078
Sales and marketing	2,172,910	1,844,800	8,795,038	5,999,671
General and administrative	3,168,736	2,445,826	11,034,246	8,611,423
Impairment of goodwill	—	—	—	4,300,000
Depreciation and amortization	139,212	401,267	1,089,118	1,652,126
Total costs and expenses	10,253,690	7,471,151	35,380,104	28,459,298

Loss from operations	89,696	(1,085,790)	(5,357,727)	(10,492,091)

Other income (expense):
Interest expense	(1,230)	(20,470)	(25,320)	(63,012)
Other income, net	223,047	20,533	2,242,426	46,708
Total other income (expense), net	221,817	63	2,217,106	(16,304)

Net income (loss)	$311,513	$(1,085,727)	$(3,140,621)	$(10,508,395)

Weighted average common shares outstanding – basic and diluted	61,988,881	50,050,167	60,407,921	41,289,705
Basic and diluted loss per common share	$0.01	$(0.02)	$(0.05)	$(0.25)

Revenue Details:

	Three Months Ended December 31,
	2021		2020		$ Change	% Change
Managed Services Revenue	$9,894,261	95.7%	$5,846,789	91.6%	$4,047,472	69.2%

Marketplace Spend Fees	63,111	0.6%	140,974	2.2%	(77,863)	(0.6)%
License Fees	372,140	3.6%	376,660	5.9%	(4,520)	—%
Other Fees	13,874	0.1%	20,938	0.3%	(7,064)	(0.3)%
SaaS Services Revenue	449,125	4.3%	538,572	8.4%	(89,447)	(0.2)%

Total Revenue	$10,343,386	100.0%	$6,385,361	100.0%	$3,958,025	$0.6%

	Twelve Months Ended December 31,
	2021		2020		$ Change	% Change
Managed Services Revenue	$28,203,556	93.9%	$15,625,273	87.0%	$12,578,283	80.5%

Marketplace Spend Fees	319,419	1.1%	621,536	3.5%	(302,117)	(48.6)%
License Fees	1,454,874	4.8%	1,667,662	9.3%	(212,788)	(12.8)%
Other Fees	44,528	0.1%	52,736	0.3%	(8,208)	(15.6)%
SaaS Services Revenue	1,818,821	6.1%	2,341,934	13.0%	(523,113)	(22.3)%

Total Revenue	$30,022,377	100.0%	$17,967,207	100.0%	$12,055,170	67.1%

IZEA Worldwide, Inc.
Gross Billings

Gross billings by revenue type:

	Three Months Ended December 31,
	2021		2020		$ Change	% Change
Managed Services Gross Billings	$9,894,261	89.0%	$5,846,789	73.0%	$4,047,472	69.2%

Marketplace Spend Fees	833,184	7.5%	1,763,387	22.0%	(930,203)	(52.8)%
License Fees	372,140	3.3%	376,660	4.7%	(4,520)	(1.2)%
Other Fees	13,874	0.1%	20,938	0.3%	(7,064)	(33.7)%
SaaS Services Gross Billings	1,219,198	11.0%	2,160,985	27.0%	(941,787)	(43.6)%

Total Gross Billings	$11,113,459	100.0%	$8,007,774	100.0%	$3,105,685	38.8%

	Twelve Months Ended December 31,
	2021		2020		$ Change	% Change
Managed Services Gross Billings	$28,203,556	83.8%	$15,625,273	65.2%	$12,578,283	80.5%

Marketplace Spend Fees	3,970,308	11.8%	6,607,425	27.6%	(2,637,117)	(0.4)%
License Fees	1,454,874	4.3%	1,667,662	7.0%	(212,788)	(0.1)%
Other Fees	44,528	0.1%	52,736	0.2%	(8,208)	(0.2)%
SaaS Services Gross Billings	5,469,710	16.2%	8,327,823	34.8%	(2,858,113)	(0.3)%

Total Gross Billings	$33,673,266	100.0%	$23,953,096	100.0%	$9,720,170	40.6%

IZEA Worldwide, Inc.
Reconciliation of GAAP Net loss to Non-GAAP Adjusted EBITDA

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net loss	$311,513	$(1,085,727)	$(3,140,621)	$(10,508,395)
Gain on the forgiveness of debt	—	—	(1,927,220)	—
Gain on the sale of digital assets	(185,895)	—	(185,895)	—
Non-cash stock-based compensation	245,520	121,147	878,739	477,993
Non-cash stock issued for payment of services	37,545	31,251	147,329	125,000
Interest expense	1,230	20,470	25,320	63,012
Depreciation and amortization	139,212	401,267	1,089,118	1,652,126
Impairment of goodwill and intangible assets	—	—	—	4,300,000
Other non-cash items	(500)	(175)	(22,022)	(22,598)
Adjusted EBITDA	$548,625	$(511,767)	$(3,135,252)	$(3,912,862)

Revenue	$10,343,386	$6,385,361	$30,022,377	$17,967,207
Adjusted EBITDA as a % of Revenue	5%	(8)%	(10)%	(22)%